EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Webster Financial Corporation:

We consent to the incorporation by reference in the Registration Statements No. 333-37530, 333-88021, 333-48548, 333-87508, 333-104871, 333-107263, 333-122344, 333-132068, 333-137951, 333-156419, 333-161604, 333-167161, 333-183875 and 333-212075 on Form S-8 and Registration Statements No. 333-37714, 333-60656, 333-67074, 333-71707, 333-100846 and 333-201026 on Form S-3 of Webster Financial Corporation of our reports dated March 1, 2017, with respect to the consolidated balance sheets of Webster Financial Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Webster Financial Corporation.

Our report dated March 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Webster Financial Corporation did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the Company’s allowance for loan and lease losses process has been identified and included in management’s assessment.

/s/ KPMG LLP
Hartford, Connecticut
March 1, 2017